FOR IMMEDIATE RELEASE
JANUARY 20, 1999


                                   Contacts: Robert Fort
                                   Norfolk Southern Corporation
                                   (757) 629-2710

                                   Elisabeth Gabrynowicz
                                   CSX Corporation
                                   (804) 782-1449


NORFOLK SOUTHERN AND CSX ANNOUNCE
READINESS FOR JUNE 1 CONRAIL TRANSACTION CLOSING DATE

NORFOLK and RICHMOND, VA -- Norfolk Southern Corporation  (NYSE:
NSC)  and  CSX  Corporation (NYSE: CSX) jointly announced  today that they will close the Conrail transaction on June 1, 1999, and begin operating their respective portions of Conrail's routes and assets.
      With the necessary customer service planning, capital improvement projects, employee training and labor implementing agreements now largely complete, and with computer systems integration testing under way, the June 1 date provides ample time for ensuring that post-Closing operations are seamless for rail customers and safe for employees and the communities that the railroads serve.
        "Our   heightened   readiness   will   give   customers,
stockholders, employees and communities a high degree of confidence that our expanded system will meet their expectations for safe, reliable rail service," said David R. Goode, Norfolk Southern chairman, president and chief executive officer. "We will avoid problems of the kind that could cause inconvenience to the public and thereby compromise expected operating and financial synergies. We want to get things right - from the start."

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      John  W.  Snow, CSX chairman and chief executive  officer, said, "We have been consistent in our definition of a successful integration, and we have gone to extraordinary lengths over the past 15 months to assure success. Any other approach would have been shortsighted. We are now within a few months of beginning the new era of railroading in the East, and we look forward to the high prospects it brings our customers, shareholders, employees and the public."
      After Closing, Norfolk Southern will operate about 7,200 miles of Conrail routes, creating a 21,600-mile rail system serving 22 states in the East, as well as in the District of Columbia and the Province of Ontario, Canada. CSX will operate approximately 4,000 miles of Conrail routes, resulting in a
22,300-mile   rail  system  serving  23  states  east   of   the
Mississippi, the District of Columbia and Montreal and  Ontario,
Canada.
      Norfolk  Southern  Corporation, a  Virginia-based  holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway, which will operate its portion of the Conrail properties.
        CSX   Corporation,  based  in  Richmond,  Va.,   is   an
international transportation company providing rail, intermodal, container-shipping and contract logistics services worldwide.
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NS World Wide Web Site: www.nscorp.com

CSX World Wide Web Site: www.csx.com